Nobilis Health Reports First Quarter 2017 Financial Results
Revenue Increases 33% and Adjusted EBITDA1 Increases 474% Over Prior Year Period

HOUSTON, TX--(PRNewswire -May 2, 2017) - Nobilis Health Corp. (NYSE MKT: HLTH) ("Nobilis" or the "Company") today announced financial results for the first quarter ended March 31, 2017.

First Quarter Highlights

•	Revenue was $68.3 million, a 33.2% increase compared to the same quarter last year

•	Net loss was $2.4 million, compared to net loss of $5.0 million in the same quarter last year

•	Adjusted EBITDA[1] was $2.0 million, a 473.5% increase compared to the same quarter last year

•	Board authorizes share repurchase program

"I am pleased to report strong financial and operating results for the first quarter of 2017. These results reflect the significant progress we have made to date to reduce costs and better align our resources,” said Harry Fleming, Chief Executive Officer of Nobilis Health. “In the first quarter, we were better able to leverage facility operating expenses, and we managed to decrease total corporate costs on an absolute dollar basis, year over year. Specifically, total revenue grew by 33% while total expenses increased by only 17%. These cost reductions will allow us to operate more efficiently as we continue to grow our organic revenue and ancillary services. We continue to identify other cost saving opportunities which we plan to implement going forward.”
"Also, in the first quarter we announced and completed the acquisition of Hamilton Vein Center.  This acquisition provides us two new markets in Texas and increases our in-network patient revenue.  Our growing portfolio of facilities and services continues to provide patients with the highest level of treatment and care available by our physician partners and staff.  These results keep us fully on track to deliver the full year 2017 financial guidance we originally provided in March of this year."
First Quarter 2017 Financial Results
Total revenue for the first quarter of 2017 increased to $68.3 million, a 33.2% increase over the same period the prior year. Total case volume increased by 457 cases, or 11.5%, to 4,431 cases in the first quarter of 2017, as compared to the same period last year. Revenue per case increased to $15,415 or 19.5% in the first quarter of 2017, as compared to $12,902 in the same period last year. This increase was due to the growth of our Hospital and Ancillary divisions. The increase in total revenue and total case volume in the first quarter of 2017 compared to the same quarter last year was primarily due to organic growth.
Net loss attributable to Nobilis for the first quarter of 2017 was $2.4 million, or $0.03 per fully diluted share, as compared to net loss attributable to Nobilis of $5.0 million, or $0.07 per fully diluted share, in the first quarter of 2016. Net loss in the first quarter of 2017 included a $0.4 million change in fair value of warrants and stock options.
Adjusted EBITDA1 for the first quarter of 2017, which adds back certain non-cash and non-recurring expenses, was $2.0 million, an increase of 473.5% over $0.4 million in the same quarter last year.
Total cash was $31.2 million, accounts receivable was $102.7 million and total debt was $74.8 million as of March 31, 2017, compared to $24.6 million, $125.0 million and $67.8 million, respectively, at December 31, 2016.

The Board of Directors recently approved a share repurchase program under which the Company may repurchase up to 5% of shares outstanding, or approximately 4 million shares, subject to any applicable rules and regulations and/or banking requirements.
Full Year 2017 Guidance
Nobilis reiterates the full year 2017 guidance originally provided on March 13, 2017.

•	Revenue in the range of $310.0 million to $325.0 million.

•	Adjusted EBITDA[1] of $40.0 million to $45.0 million.
Conference Call Information
Nobilis will host a conference call today, Tuesday, May 2, 2017, at 8:00 a.m. CST (9:00 a.m. EST) to discuss its financial results for the first quarter of 2017. To participate in the conference call, please dial (866) 393-4306 in the U.S. and Canada, and +1 (734) 385-2616 internationally. Please enter conference ID 15328975. There will be a livestream of the conference call available at: http://investors.nobilishealth.com/investors/events-and-presentations/.
About Nobilis Health Corp.
Nobilis (www.NobilisHealth.com) is a full-service healthcare development and management company, with 25 locations across Texas and Arizona, including 4 hospitals, 10 ASCs and 11 clinics. In addition, Nobilis partners with an additional 38 facilities across the country. Marketing nine independent brands, Nobilis deploys a unique patient acquisition strategy driven by proprietary direct-to-consumer marketing technology, focusing on a specified set of procedures that are performed at our centers by local physicians.
Forward Looking Statements
This press release contains certain forward-looking statements within the meaning of Canadian and United States securities laws, including the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts and may be identified by the use of words such as "may," "believe," "will," "expect," "project," "estimate," "anticipate," "plan" or "continue." These forward-looking statements are based on current plans and expectations and are subject to a number of risks, uncertainties and other factors which could significantly affect current plans and expectations and our future financial condition and results. These factors, which could cause actual results, performance and achievements to differ materially from those anticipated, include, but are not limited to our ability to successfully maintain effective internal controls over financial reporting; our ability to implement our business strategy, manage the growth in our business, and integrate acquired businesses; the risk of litigation and investigations, and liability claims for damages and other expenses not covered by insurance; the risk that payments from third-party payers, including government healthcare programs, may decrease or not increase as costs increase; adverse developments affecting the medical practices of our physician limited partners; our ability to maintain favorable relations with our physician limited partners; our ability to grow revenues by increasing case and procedure volume while maintaining profitability at the Nobilis Facilities; failure to timely or accurately bill for services; our ability to compete for physician partners, patients and strategic relationships; the risk of changes in patient volume and patient mix; the risk that laws and regulations that regulate payments for medical services made by government healthcare programs could cause our revenues to decrease; the risk that contracts are canceled or not renewed or that we are not able to enter into additional contracts under terms that are acceptable to us; and the risk of potential decreases in our reimbursement rates. The foregoing are significant factors we think could cause our actual results to differ materially from expected results. However, there could be additional factors besides those listed herein that also could affect us in an adverse manner.

We have not undertaken any obligation to publicly update or revise any forward-looking statements. All of our forward-looking statements speak only as of the date of the document in which they are made or, if a date is specified, as of such date. Subject to any mandatory requirements of applicable law, we disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any changes in events, conditions, circumstances or information on which the forward-looking statement is based. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing factors and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed on March 14, 2017, as updated by other filings with the Securities and Exchange Commission.

Nobilis Health Corp.
Consolidated Balance Sheets
March 31, 2017 and December 31, 2016
(in thousands, except share amounts)
(unaudited)

	March 31, 2017	December 31, 2016
Assets
Current Assets:
Cash	$31,166	$24,572
Trade accounts receivable, net of allowance of $750 at March 31, 2017 and December 31, 2016	102,732	124,951
Medical supplies	3,961	4,468
Prepaid expenses and other current assets	12,798	10,082
Total current assets	150,657	164,073
Property and equipment, net	40,525	36,723
Intangible assets, net	19,260	19,618
Goodwill	72,847	62,019
Deferred tax asset	23,483	21,652
Other long-term assets	1,389	1,350
Total Assets	$308,161	$305,435
Liabilities and Shareholders' Equity
Current Liabilities:
Trade accounts payable	$17,391	$22,184
Accrued liabilities	31,250	30,145
Current portion of capital leases	3,960	3,985
Current portion of long-term debt	2,127	2,220
Current portion of convertible promissory note	2,500	—
Current portion of warrant and stock option derivative liabilities	—	3
Other current liabilities	8,754	7,561
Total current liabilities	65,982	66,098
Lines of credit	18,000	15,000
Long-term capital leases, net of current portion	13,293	12,387
Long-term debt, net of current portion	47,403	48,323
Convertible promissory note, net of current portion	4,750	2,250
Warrant and stock option derivative liabilities, net of current portion	591	899
Other long-term liabilities	3,863	3,999
Total liabilities	153,882	148,956
Commitments and Contingencies
Contingently redeemable noncontrolling interest	14,287	14,304
Shareholder's Equity:
Common shares, no par value, unlimited shares authorized, 77,805,014 shares issued and outstanding at March 31, 2017 and December 31, 2016
Additional paid in capital	223,443	222,240
Accumulated deficit	(81,440)	(79,042)
Total shareholders’ equity attributable to Nobilis Health Corp.	142,003	143,198
Noncontrolling interests	(2,011)	(1,023)
Total shareholders' equity	139,992	142,175
Total Liabilities and Shareholders' Equity	$308,161	$305,435

Nobilis Health Corp.
Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended March 31,
	2017	2016
Revenues:
Patient and net professional fees	$64,901	$46,357
Contracted marketing revenues	1,379	3,482
Factoring revenues	2,022	1,434
Total revenues	68,302	51,273
Operating expenses:
Salaries and benefits	15,321	12,577
Drugs and supplies	12,744	12,020
General and administrative	33,688	25,009
Depreciation and amortization	2,338	2,529
Total operating expenses	64,091	52,135
Corporate expenses:
Salaries and benefits	2,439	1,282
General and administrative	4,253	5,911
Legal expenses	571	1,585
Depreciation	83	54
Total corporate expenses	7,346	8,832
Loss from operations	(3,135)	(9,694)
Other (income) expense:
Change in fair value of warrant and stock option derivative liabilities	(375)	(42)
Interest expense	1,255	684
Other income, net	(258)	(1,654)
Total other (income) expense	622	(1,012)
Loss before income taxes and noncontrolling interests	(3,757)	(8,682)
Income tax benefit, net	(1,551)	(1,918)
Net loss	(2,206)	(6,764)
Net income (loss) attributable to noncontrolling interests	192	(1,799)
Net loss attributable to Nobilis Health Corp.	$(2,398)	$(4,965)
Net loss per basic common share	$(0.03)	$(0.07)
Net loss per fully diluted common share	$(0.03)	$(0.07)
Weighted average shares outstanding (basic)	77,805,014	74,806,441
Weighted average shares outstanding (fully diluted)	77,805,014	74,806,441

Nobilis Health Corp.
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,206)	$(6,764)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,421	2,583
Share-based compensation	1,264	1,836
Change in fair value of warrant and stock option derivative liabilities	(375)	(42)
Deferred income taxes	(1,831)	(2,158)
Gain on sale of property and equipment	—	(265)
Loss (earnings) from equity method investment	61	(689)
Amortization of deferred financing fees	109	33
Changes in operating assets and liabilities, net of assets acquired and liabilities assumed:
Trade accounts receivable	22,966	18,341
Medical supplies	802	596
Prepaid expenses and other current assets	(2,514)	(2,111)
Other long-term assets	—	4
Trade accounts payable and accrued liabilities	(5,170)	(7,775)
Other current liabilities	1,194	300
Other long-term liabilities	(189)	102
Distributions from equity method investments	—	471
Net cash provided by operating activities	16,532	4,462

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(3,506)	(1,525)
Investment in associate	—	150
Purchase of equity method investment	—	(609)
Acquisition of Hamilton Vein, net of cash acquired	(7,883)	—
Net cash used for investing activities	(11,389)	(1,984)

CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions to noncontrolling interests	(1,200)	(2,958)
Proceeds from exercise of stock options	—	1,853
Capital leases, net	773	(1,038)
Proceeds from line of credit	3,000	500
Payments on debt	(656)	(277)
Deferred financing fees	(466)	—
Net cash provided by (used for) financing activities	1,451	(1,920)

NET INCREASE IN CASH	6,594	558
CASH — Beginning of period	24,572	15,666
CASH — End of period	$31,166	$16,224

Nobilis Health Corp.
Reconciliation of Non-GAAP Financial Measures
(in thousands)

	Three Months Ended March 31,
	2017	2,016

Net income (loss) attributable to Nobilis Health Corp.	$(2,398)	$(4,965)
Interest	1,255	684
Income tax benefit, net	(1,551)	(1,918)
Depreciation and amortization	2,421	2,583
EBITDA	$(273)	$(3,616)

Non-cash compensation expenses	$1,264	$1,836
Change in fair value of warrant and stock option derivative liabilities	(375)	(42)
Acquisition expenses	634	364
Non-recurring expenses	763	1,809
Adjusted EBITDA[1]	$2,013	$351

1 Use of Non-GAAP Financial Measures
Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, non-cash compensation expenses, change in fair value of warrant and stock option derivative liabilities, acquisition expenses, and non-recurring expenses. Adjusted EBITDA should not be considered a measure of financial performance required by accounting principles generally accepted in the United States of America (“U.S. GAAP”). Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA is an analytical indicator used by management and the health care industry to evaluate company performance, allocate resources and measure leverage and debt service capacity. Adjusted EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with U.S. GAAP and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

Contact Information:
Tuan Tran
Vice President, Investor Relations
IR@nobilishealth.com
281-925-0950